EXHIBIT T1A (vi)

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

Pursuant to Section 321(b) of the Trust Indenture Act of 1939 and subject to the qualifications and limitation of 321(b) and the other provisions of the Trust Indenture Act of 1939, the undersigned HSBC Bank USA, National Association consents that reports of examinations by Federal, State, Territorial, or District authorities may be furnished by such authorities to the Commission upon request therefor.

Dated as of: November 18, 2004

HSBC Bank USA, National Association

By:   /s/ Frank J. Godino

Frank J. Godino
Vice President